Exhibit 99.1

CONTACT:
	Nutrition 21, Inc.	Lytham Partners, LLC
	Alan Kirschbaum	Joe Diaz, Joe Dorame, Robert Blum
	914-701-4500	602-889-9700

Nutrition 21 Announces Fiscal First Quarter 2010 Financial Results

PURCHASE, NY, November 4, 2009 – Nutrition 21, Inc. (OTC:BB: NXXI.OB), the developer and marketer of ingredients and finished products  under the Iceland Health®, Chromax®, and Diabetes Essentials® brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the first quarter of fiscal year 2010 ended September 30, 2009.

The Company reported total revenues of $4.6 million for the first quarter ended September 30, 2009, compared to $12.7 million in the corresponding quarter a year ago.  Net loss for the first quarter this year was $0.6 million, or $(0.01) per diluted common share, compared to net income of $0.2 million, or $0.00 per diluted common share, in the first quarter a year ago.

The Company’s continuing emphasis on controlling its expenses reduced operating expenses by $3.9 million, or 62%, from $6.3 million in the first quarter last year to $2.4 million in the first quarter this year.  The reduction in expenses was the primary reason for the Company’s $0.4 million operating profit for the first quarter of this fiscal year.

Michael Zeher, president and chief executive officer, said, “While economic conditions continue to be extremely challenging, we are aggressively managing our expenses and, as a result, were profitable on an operating basis in the first quarter.  We also continue to work diligently to arrange new financing to replace the current line that we will pay off on November 15, 2009.   Moreover, we continue to work with the Iceland Health principals to reach an accommodation on the $2.5 million plus interest that we owe them and secured with the Iceland Health trademark.”

“Additionally, in the first quarter we signed a non-binding letter of intent for the sale of certain assets and liabilities of our retail and direct response businesses to a privately-owned company,” continued Mr. Zeher. “We will announce the terms of the proposed sale if the transaction proceeds and a binding agreement is signed.  Proceeds from the sale of these assets would improve the Company’s short-term financial situation, and would allow us to refocus our efforts on growing our consistently profitable ingredients business.

“There are many nutritional products, supplements, pharmaceuticals, and animal feed products that can be enhanced by the addition of our patented ingredients.  We look forward to developing these new business opportunities both here in the U.S. and abroad.  Accordingly, we’re pleased to note that our chromium picolinate product was recently approved for use as an ingredient in the European Union markets.

“In short, we are working to alleviate our current financial situation and to gradually become a profitable company.  We plan to grow the business with more focused and streamlined operations, an improved balance sheet, and consistently positive cash flow. ”

About Nutrition 21
Nutrition 21, Inc. (OTC:BB: NXXI.OB), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness products include: Iceland Health Chromax®, Iceland Health Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2009. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on following pages

 NUTRITION 21, INC.
 CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands)
 (unaudited)

	September 30, 2009	June 30, 2009
ASSETS	(unaudited)	(Note 1)
Current assets:
Cash and cash equivalents	$592	$1,373
Accounts receivable, net	2,357	2,752
Other receivables, net	90	516
Inventories, net	3,582	3,878
Other current assets	264	467
Property and equipment, net	44	46
Patents, trademarks and other intangibles, net	750	766
Goodwill and other intangibles with indefinite lives	3,636	3,636
Other assets	1,116	1,389
TOTAL ASSETS	$12,431	$14,823

LIABILITIES AND STOCKHOLDERS' DEFICIT
Short-term borrowings	$3,070	$4,457
Accounts payable	4,068	4,439
Accrued expenses	1,540	2,218
Deferred income	144	361
Deferred income taxes	1,200	1,200
8% Series J convertible preferred stock subject to mandatory redemption	13,658	13,218
Total liabilities	23,680	25,893
Stockholders’ Deficit	(11,249)	(11,070)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$12,431	$14,823

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	September 30,
	2009	2008

Net sales	$4,542	$12,609
Other revenues	94	51

Total Revenues	4,636	12,660

Costs and Expenses

Cost of Revenues	1,813	4,745

Advertising and Promotion	1,303	5,362

General and Administrative	980	798

Research and Development	79	80

Depreciation and Amortization	105	363

Total Costs and Expenses	4,280	11,348

Operating Profit	356	1,312

Interest income (expense), net	(999)	(1,098)

(Loss) income before income taxes	(643)	214

Income taxes	--	--

Net (loss) income	$(643)	$214

Basic and diluted (loss) earnings per common share	$(0.01)	$0.00

Weighted average number of common shares – basic and diluted	$72,455,162	64,134,052